As filed with the Securities and Exchange Commission on February 24, 1998

                                                Registration No. 33-_______



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                           _______________________

                                  FORM S-4
           Registration Statement under The Securities Act of 1933
           _______________________________________________________

                         BERKSHIRE ENERGY RESOURCES
           (Exact name of Registrant as specified in its charter)

           ______________________________________________________


       Massachusetts                     6719                 04-3408946
State or other jurisdiction  (Primary standard industrial   (I.R.S. employer
    of incorporation or       classification code number)  identification no.)
       organization)


        115 Cheshire Road, Pittsfield, MA 01201-1879, (413) 442-1511
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Cheryl M. Clark
                                  Secretary
        115 Cheshire Road, Pittsfield, MA 01201-1879, (413) 442-1511
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            _____________________

                               With Copies To:

                            James M. Avery, Esq.
                    Rich, May, Bilodeau & Flaherty, P.C.
                            294 Washington Street
                        Boston, Massachusetts  02108
                               (617) 482-1360
                               ______________


      Approximate date of commencement of proposed sale of the securities to the public: At the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into The Berkshire Gas Company, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Proxy
Statement/Prospectus.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

      If this form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _________________

                          ________________________

                       CALCULATION OF REGISTRATION FEE

  Title of Each Class of                                     Proposed Maximum            Proposed Maximum           Amount of
Securities to be Registered    Amount to be Registered    Offering Price Per Unit    Aggregate Offering Price    Registration Fee

      Common Shares,
    without par value             2,385,252 shares             $22-11/16(1)             $54,115,404.75(1)         $15,964.05(1)

--------------------
<F1>  The Registration Fee was calculated in accordance with Rule 457(f)(1), based on the average of the high and low sales prices for shares of
      Common Stock of The Berkshire Gas Company as quoted in the NASDAQ
      National Market System on February 18, 1998.

                            ____________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                   [THE BERKSHIRE GAS COMPANY LETTERHEAD]





                                        _________ __, 1998



Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of The Berkshire Gas Company ("Berkshire Gas") on _________, _________ __, 1998 at 10:00 a.m. at the Berkshire Gas offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879.

      At the Special Meeting you will be asked to consider and vote on a proposal to form a holding company for Berkshire Gas. The Board of Directors and management of Berkshire Gas consider this change to be in the best interests of Berkshire Gas and its shareholders. The new structure is designed to enable Berkshire Gas to respond more effectively and efficiently to competitive changes occurring in the natural gas utility industry and to new business opportunities that may arise from these changes. The new structure will allow clear separation of the new holding company's regulated and unregulated lines of business in a manner consistent with the utility industry restructuring principles outlined by the Massachusetts Department of Telecommunications and Energy (formerly the Department of Public Utilities) and in recent amendments to legislation affecting Massachusetts gas companies. Nearly all Massachusetts investor-owned electric utilities are already organized in this manner, as are a number of Massachusetts investor-owned natural gas utilities.

      The attached series of questions and answers provides information on the proposed holding company, what it is and how it would affect the individual shareholder. The enclosed Proxy Statement/Prospectus contains a more extensive discussion of the proposal.

      The Board of Directors and management of Berkshire Gas unanimously recommend approval of the holding company structure and urge you to vote for the proposed restructuring. A two-thirds majority of all shareholders is required to approve the proposal, and your vote is critical to achieving a successful outcome.

      Your vote at the Special Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy as soon as possible in the envelope provided.


                                       Sincerely,

___________________________            __________________________
Franklin M. Hundley                    Scott S. Robinson
Chairman of the Board                  President and Chief Executive Officer


               THE HOLDING COMPANY AND HOW IT WOULD AFFECT YOU

The proxy statement for the Special Meeting contains an extensive discussion of a proposal to form a holding company structure for The Berkshire Gas Company ("Berkshire Gas"). This proposal is briefly summarized below. Each answer references to the page or pages of the Proxy Statement/Prospectus in which the topic is discussed in more detail. Shareholders are urged to read the Proxy Statement/Prospectus and the appendices thereto in their entirety.


WHAT IS BEING PROPOSED?

The Board of Directors of Berkshire Gas proposes to form a holding company, a structure which is commonly used throughout the utility industry, including Massachusetts, where nearly every investor-owned electric utility already has such a structure, as well as several investor-owned natural gas utilities. Berkshire Gas would become a subsidiary of the new holding company. Current holders of Berkshire Gas' common stock would own common shares of the holding company instead of stock in Berkshire Gas itself. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.) New subsidiary companies could be formed, which would be separate from Berkshire Gas, but owned by the new holding company. First, retail propane operations now performed through a division of Berkshire Gas would be transferred to a new subsidiary. Second, a management services company would be formed to provide certain administrative services to Berkshire Gas, the new holding company and other subsidiaries of the holding company for a charge based upon the cost attributable to providing such services. Finally, in the event that new business opportunities in the competitive marketplace are pursued, a new subsidiary company (or companies) could be formed.

The charts below depict Berkshire Gas' current structure and the proposed holding company structure:


  ___________________________________________________________________________
 |                             CURRENT STRUCTURE                             |
 |___________________________________________________________________________|
 |                                                                           |
 |                         HOLDERS OF COMMON STOCK                           |
 |             AND HOLDERS OF 4.8% CUMULATIVE PREFERRED STOCK                |
 |                                    :                                      |
 |                                    :                                      |
 |                              Berkshire Gas                                |
 |___________________________________________________________________________|

  ___________________________________________________________________________
 |                                                                           |
 |                           PROPOSED STRUCTURE                              |
 |___________________________________________________________________________|
 |                        HOLDERS OF COMMON SHARES                           |
 |                                    :                                      |
 |                                    :                                      |

 |HOLDERS OF 4.8% CUMULATIVE       Holding                                   |
 |PREFERRED STOCK                  Company                                   |
 |       :                            :                                      |
 |       :                            :                                      |
 |       :    ...........................................                    |
 |       :    :              :            :             :                    |
 |       :    :              :            :             :                    |
 |       Berkshire Gas    Berkshire    Potential New    Management Services  |
 |                        Propane      Subsidiaries     Company              |
 |___________________________________________________________________________|


WHY IS A HOLDING COMPANY BEING FORMED?

In recent years, many state utility commissions, including the Massachusetts Department of Telecommunications and Energy ("Massachusetts DTE"; formerly the Department of Public Utilities), have initiated inquiries into restructuring the natural gas utility industry with a goal of promoting competition and extending to all customers the broadest possible choice of natural gas suppliers. In November, 1997 the Massachusetts legislature enacted a comprehensive bill to restructure the electric utility industry (the "Restructuring Act"), many provisions of which will affect gas utilities.

The Massachusetts DTE's decisions, as well as the Restructuring Act, are establishing new competitive markets for energy and other related services. The Massachusetts DTE has specifically recognized the changing nature of the energy marketplace and the need for utilities to restructure in order to participate effectively in these new markets while, at the same time, protecting ratepayers' interests. Berkshire Gas' management believes that the Massachusetts DTE's rules and decisions and the Restructuring Act suggest that an effective means for gas utilities to participate in these competitive markets is through unregulated affiliates within a holding company corporate structure.

The Massachusetts DTE's decisions regarding the restructuring of the electricity and natural gas markets, as well as the Restructuring Act, advance several central components to seek an appropriate balance of the needs of all participants in the natural gas market. First, the Massachusetts DTE's decisions and the Restructuring Act have sought to achieve the "functional separation" and distinct pricing of the services traditionally provided on a consolidated or "bundled" basis by gas utilities so as to enhance the development of certain competitive markets. On July 18, 1997, the Massachusetts DTE sent a letter to Berkshire Gas and other Massachusetts local distribution companies mandating the establishment of a collaborative forum to establish principles and procedures for such functional separation and pricing, sometimes referred to as "unbundling," of all natural gas and local distribution companies' ("LDC's") services with a goal of creating a more competitive natural gas market. The Massachusetts DTE stated that a more competitive gas market would: 1) provide the broadest possible customer choice; 2) provide all customers with an opportunity to share in the benefits of increased competition; 3) ensure full and fair competition in the gas supply market; 4) functionally separate supply from local distribution services; 5) support and further the goals of environmental regulation; and, 6) rely on incentive regulation where a fully competitive market cannot exist, or does not exist. Such collaborative forum is currently underway. In addition, in a letter of August 18, 1997 to

Massachusetts LDC's, the Massachusetts DTE stated that each Massachusetts LDC eventually will be required to submit its own unbundling proposal for the Massachusetts DTE's review and that, as a condition precedent to a meaningful unbundling proposal, each LDC will be required to provide fully unbundled rates for each rate class served by each local distribution company. Specifically, the Department stated that it expects that Berkshire Gas will submit, for an effective date no later than November 1, 1998, such fully unbundled rates for each rate class.

The second component of the above-described utility industry restructuring initiatives involves the continuing regulation of other traditional utility activities, such as the distribution function, by the Massachusetts DTE so as to ensure the continuing provision of safe and reliable service to customers at reasonable rates. After the proposed corporate restructuring, Berkshire Gas will continue to provide many traditional utility services and will be subject to the continuing regulation of the Massachusetts DTE.

The third component of Massachusetts DTE and legislative restructuring initiatives relates to the development of competitive markets for energy and other related services, with utilities participating in such markets through affiliates subject to appropriate standards of conduct. Berkshire Gas' opportunities for long-term growth will, in part, be dependent upon its ability to compete in new competitive markets. The Massachusetts DTE's rules and the Restructuring Act both include provisions relating to the specific limitations upon which regulated utilities may participate in the new competitive energy markets so as to avoid unfair competitive advantages or the cross-subsidization of such activities by utility ratepayers. The Massachusetts DTE's rules include specific requirements relating to the functional and legal separation of the activities of regulated utilities and their competitive affiliates.

Given this emerging regulatory structure, the Massachusetts DTE has recognized a utility company's need for flexibility and speed in order to respond in a timely manner to the opportunities and challenges in the changing energy marketplace. Many competitive opportunities could be frustrated or lost if pursued by a utility or through a subsidiary of a utility due to the requirements of the regulatory process, including, for example, the need to obtain Massachusetts DTE approval for a gas company to invest in a subsidiary. The Massachusetts DTE has also recognized that alternative organizational structures may afford a utility the flexibility to accomplish its objectives while also furthering the Massachusetts DTE's goals of unbundling and fostering competition, maintaining appropriate separation between regulated and non-regulated activities and also streamlining regulatory review. The Massachusetts DTE has acknowledged that the holding company structure is one means by which a utility may achieve these objectives.

Assuming that natural gas industry restructuring in Massachusetts continues to proceed consistent with the above described requirements, at a minimum, Berkshire Gas has identified the need to adopt a corporate structure that:
1) can facilitate such unbundling; 2) permits the necessary separation of regulated and competitive operations; and 3) will afford the appropriate flexibility to pursue opportunities in new competitive markets. Berkshire Gas' management believes that the increasingly competitive natural gas industry, together with new energy-related technologies, may create significant new opportunities for energy service providers like Berkshire Gas in non-utility business ventures. Berkshire Gas' management believes that the pursuit of these new opportunities can be well accommodated in a holding company structure and is a key element of Berkshire Gas' strategy for long-term growth to benefit its shareholders and customers.

The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. The holding company structure would provide increased financial, managerial and organizational flexibility in order to better position Berkshire Gas to operate in this changing natural gas utility industry. Moreover, the new structure will facilitate clear separation of the new holding company's regulated and unregulated lines of business in a manner consistent with the principles outlined by the Massachusetts DTE and mandated in applicable legislation and regulation regarding competitive affiliates of Massachusetts gas companies. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


IN WHAT TYPES OF BUSINESSES WOULD THE HOLDING COMPANY INVEST?

The primary focus of the holding company initially would be maintaining the strength of Berkshire Gas' core business of serving the natural gas utility and propane needs of its customers. While authorized to engage in any form of business, the new holding company would initially endeavor to develop businesses that are generally related to the provision of energy and energy-related services. For example, on February 6, 1998 Berkshire Gas formed a limited strategic marketing alliance with Conectiv/CNE, LLC, a joint venture of a subsidiary of Connecticut Energy Corporation, a public utility holding company, and a subsidiary of Delmarva Power & Light Company, a Delaware public utility, to market electricity, natural gas and energy-related services to customers in Massachusetts, Connecticut, Vermont and New York states. The holding company system would provide the flexibility for the legal and functional separation of such strategic marketing alliance (and other non-utility businesses) from the core business of Berkshire Gas. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHY WOULD THE NEW HOLDING COMPANY BE ORGANIZED AS A MASSACHUSETTS BUSINESS TRUST INSTEAD OF A CORPORATION?

The new holding company would be formed as a Massachusetts business trust rather than a corporation due primarily to the potential Massachusetts income tax savings to the trust. The parent holding companies of all other investor-owned Massachusetts utility holding systems are also organized as business trusts. (Please see pages __ to __ of the Proxy Statement/Prospectus.)


HOW WOULD MY OWNERSHIP OF BERKSHIRE GAS STOCK BE AFFECTED BY THE NEW
STRUCTURE?

Owners of Berkshire Gas' common stock automatically would become owners of the holding company's common shares on a share-for-share basis. It is expected that the holding company's common shares would be traded on the NASDAQ National Market System under the symbol "BERK." (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)

HOW WOULD THE HOLDING COMPANY STRUCTURE AFFECT COMMON AND PREFERRED STOCK DIVIDENDS?

While future dividends on the new holding company's common shares would depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, the trustees of the proposed holding company have no current intention to change the current Berkshire Gas dividend policy. In addition, it is expected that such dividends of the holding company would be declared and paid on approximately the same schedule of dates as that now followed by Berkshire Gas with respect to its common stock dividends. The preferred stock would continue to be a security of Berkshire Gas, not the holding company, and holders of the preferred stock would continue to have priority as to Berkshire Gas dividends.
(Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT WOULD HAPPEN TO BERKSHIRE GAS' SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN?

Berkshire Gas' Share Owner Dividend Reinvestment and Stock Purchase Plan would be assumed by the holding company. Participants in the Plan automatically would become participants in the corresponding holding company plan. (Please see page ___ of the Proxy Statement/Prospectus.)


WOULD SHAREHOLDERS NEED TO TURN IN THEIR CURRENT STOCK CERTIFICATES?

It would not be necessary for holders of Berkshire Gas' common stock to exchange their stock certificates. Certificates for Berkshire Gas' common stock automatically would represent the same number of common shares of the holding company. New certificates bearing the name of the holding company would be issued in the future as outstanding certificates are presented for transfer. (Please see page ___ of the Proxy Statement/Prospectus.)


HOW WOULD FORMATION OF A HOLDING COMPANY AFFECT PERSONAL FEDERAL INCOME
TAXES?

Berkshire Gas' management believes that the formation of a holding company would not affect personal federal income taxes. The proposed transaction was structured so that there would be no gain or loss to you for federal income tax purposes on the conversion of your shares of Berkshire Gas common stock into the holding company shares pursuant to the restructuring. For capital gain purposes, the tax basis of the holding company shares received in exchange for shares of Berkshire Gas' common stock would be the same as the tax basis of your shares in Berkshire Gas, and the holding period of the holding company shares would include the holding period of your shares of Berkshire Gas' common stock, provided such stock is held as a capital asset at the time of the exchange. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT EFFECT WOULD THERE BE ON HOLDERS OF BERKSHIRE GAS' PREFERRED STOCK AND DEBT SECURITIES?

Berkshire Gas' preferred stock and long-term debt securities, consisting primarily of first mortgage bonds and medium-term and senior notes, would be maintained in the reorganization and would remain as preferred stock and debt securities of Berkshire Gas. Berkshire Gas expects to negotiate acceptable consents with the holders of its long-term debt securities so as to effect the reorganization. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT WOULD THE NEW HOLDING COMPANY BE CALLED?

The name for the holding company is "Berkshire Energy Resources." (Please see page __ of the Proxy Statement/Prospectus.)


WHO WOULD MANAGE THE HOLDING COMPANY AFTER THE HOLDING COMPANY STRUCTURE IS APPROVED BY THE SHAREHOLDERS?

The Board of Directors and the principal executive officers of Berkshire Gas would serve as the trustees and executive officers of the holding company upon completion of the reorganization. (Please see pages __ to __ of the Proxy Statement/Prospectus.)


HOW SOON WOULD THE HOLDING COMPANY STRUCTURE BE FORMED IF IT IS APPROVED BY THE SHAREHOLDERS?

Management intends to form the holding company structure by the end of 1998. However, any delays in obtaining the required approvals from regulatory agencies, such as the Massachusetts DTE, could impact that schedule.
(Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT VOTE IS REQUIRED TO APPROVE THE HOLDING COMPANY PROPOSAL?

In order for the holding company proposal to be approved under Massachusetts law, it must receive favorable votes, in person or by proxy, of the holders of two-thirds of the outstanding shares of Berkshire Gas' common stock. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.) In addition, the consent of the holders of at least two-thirds of the total number of shares of Berkshire Gas' 4.8% Cumulative Preferred Stock then outstanding will be required in connection with the reorganization.


CAN THE BROKER WHO HOLDS MY SHARES OF BERKSHIRE GAS COMMON STOCK VOTE THOSE SHARES ON MY BEHALF?

Your broker may not vote your shares without your specific direction because the National Association of Securities Dealers considers votes to form a holding company as non-discretionary. Your vote at the Special Meeting is important regardless of the number of shares that you own. Whether or not you plan to attend, please sign, date and return your proxy card as soon as possible in the envelope provided so that your shares can be voted in accordance with your instructions. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


                   THE ENCLOSED PROXY STATEMENT/PROSPECTUS
               CONTAINS A THOROUGH AND DETAILED DISCUSSION OF

        BERKSHIRE GAS' PROPOSAL TO FORM A HOLDING COMPANY STRUCTURE.

                            (Berkshire Gas Logo)

                          THE BERKSHIRE GAS COMPANY


                          THE BERKSHIRE GAS COMPANY
                              115 Cheshire Road
                    Pittsfield, Massachusetts 01201-1879

                  Notice of Special Meeting of Shareholders
                      to be held on _________ __, 1998


To the Holders of Common Stock:


      The Special Meeting of Shareholders of The Berkshire Gas Company ("Berkshire Gas") will be held at the company's offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879, on _________, _________ __, 1998 at
10:00 a.m., for the following purposes:

      1. To approve a proposal to adopt a holding company structure for Berkshire Gas, all as more fully described in the accompanying Proxy Statement/Prospectus.

      2. To transact any other business which may properly come before the Special Meeting or any adjournment thereof.

      Further information as to the matters to be considered and acted on at the Special Meeting can be found in the accompanying Proxy
Statement/Prospectus.

      Only the holders of common stock of Berkshire Gas as of the close of business on _________ __, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

      Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Clerk a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Special Meeting.

                                       By Order of the Board of Directors,


                                       Cheryl M. Clark
                                       Clerk

Pittsfield, Massachusetts
________ __, 1998



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the

Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                          THE BERKSHIRE GAS COMPANY
                              115 Cheshire Road
                    Pittsfield, Massachusetts 01201-1879

                               (413) 442-1511

                         PROXY STATEMENT/PROSPECTUS

      This Proxy Statement/Prospectus, together with the accompanying proxy, is being furnished to shareholders of The Berkshire Gas Company, a Massachusetts gas company ("Berkshire Gas"), in connection with solicitation of proxies by the Board of Directors of Berkshire Gas to be voted at the Special Meeting of Shareholders to be held on _________, ______ __, 1998 at Berkshire Gas' offices, 115 Cheshire Road, Pittsfield, Massachusetts (the "Special Meeting") for the following purposes:

      1. To approve a proposal to adopt a holding company structure for Berkshire Gas, all as more fully described in this Proxy Statement/Prospectus.

      2. To transact any other business which may properly come before the Special Meeting or any adjournment thereof.

      At the Special Meeting, the shareholders will be asked to approve the formation of a holding company structure for Berkshire Gas. The holding company structure will be established pursuant to a transaction governed by an Agreement and Plan of Merger (the "Merger Agreement") among Berkshire Gas, Berkshire Energy Resources, a Massachusetts business trust formed by Berkshire Gas ("Holdco"), and Berkshire Gas Mergeco Gas Company, Inc., a Massachusetts gas company formed by Holdco ("Mergeco"). At the time of the transaction contemplated within the Merger Agreement, Mergeco will be a wholly-owned subsidiary of Holdco, formed solely for the purpose of the transaction necessary to establish a holding company. Pursuant to the Merger Agreement, Mergeco will (i) merge with and into Berkshire Gas (the "Merger") with Berkshire Gas being the surviving company and (ii) each outstanding share of the common stock of Berkshire Gas, $2.50 par value per share ("Berkshire Gas Common Stock"), will automatically be converted into one common share of Holdco ("Holdco Common Share"). As a result of the Merger, Berkshire Gas will therefore become a subsidiary of Holdco and the holders of Berkshire Gas Common Stock will become holders of Holdco Common Shares. The outstanding shares of Berkshire Gas 4.8% Cumulative Preferred Stock will be unchanged and will continue to be outstanding securities of Berkshire Gas. See "Proposal Regarding Plan of Restructuring -- General."

      If the restructuring is implemented, it will not be necessary for holders of Berkshire Gas Common Stock to surrender their existing stock certificates for Holdco share certificates. See "Proposal Regarding Plan of

Restructuring -- Exchange of Certificates Not Required."

      This Proxy Statement/Prospectus also serves as the prospectus for Holdco under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 2,385,252 common shares of Holdco in connection with the restructuring. Further information concerning the shares offered hereby is contained in "Proposal Regarding Plan of Restructuring -- Holdco's Declaration of Trust and Comparative Shareholders' Rights" and "Proposal Regarding Plan of Restructuring -- Holdco Common Shares."

                            ____________________

      NEITHER THE MERGER NOR THE HOLDCO COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER PROPOSED HEREIN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ____________________

      The principal executive offices of Berkshire Gas and Holdco are located at 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879, telephone number (413) 442-1511. This Proxy Statement/Prospectus and the accompanying proxy, solicited on behalf of the Board of Directors of Berkshire Gas, were first mailed to shareholders on or about _________ __, 1998.

      The accompanying proxy, if properly executed and delivered by a shareholder entitled to vote, will be voted at the Special Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by the signer delivering to the Clerk of Berkshire Gas a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Special Meeting. If choices are not specified on the accompanying proxy, the shares will be voted FOR the Proposal Regarding Plan of Restructuring.

      All the costs of preparing, assembling and mailing the enclosed material and any additional material which may be sent in connection with the solicitation of the enclosed proxies will be paid by Berkshire Gas, and no part thereof will be paid directly or indirectly by any other person. Berkshire Gas has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a fee of $4,000, plus usual and customary expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Special Meeting but no additional compensation will be paid to them for the time so employed and the cost of such additional solicitation will be nominal. Berkshire Gas will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of Berkshire Gas Common Stock.

      On January 31, 1998, there were issued and outstanding 2,269,820 shares of Berkshire Gas Common Stock (and 115,432 shares of Berkshire Gas Common Stock reserved for issuance pursuant to Berkshire Gas' Share Owner Dividend Reinvestment and Stock Purchase Plan). Only holders of record of

Berkshire Gas Common Stock at the close of business on that date shall be entitled to notice of and to vote at the Special Meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of Berkshire Gas.

      The date of this Proxy Statement/Prospectus is _______, 1998.


                              TABLE OF CONTENTS


AVAILABLE INFORMATION                                                       1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                             2

SUMMARY OF PROXY STATEMENT/PROSPECTUS                                       4
    Proposal Regarding Plan of Restructuring                                4

THE BOARD OF DIRECTORS RECOMMENDS
 THAT SHAREHOLDERS VOTE FOR THE PROPOSED
 RESTRUCTURING TO FORM A HOLDING COMPANY                                    4
    Business of Berkshire Gas                                               4
    Proposed Restructuring                                                  4
    Berkshire Gas Shareholders Meeting                                      5
    Special Considerations Applicable to the Restructuring                  5
    Reasons for the Restructuring                                           5
    Certain Effects on Shareholders                                         7
    Vote Required                                                           8
    Exchange of Certificates Not Required                                   8
    Stock Listing                                                           8
    Conditions to the Restructuring                                         8
    Dividend Policy                                                         9
    Certain Federal Income Tax Consequences                                 9
    No Appraisal Rights                                                     9

PROPOSAL REGARDING PLAN OF RESTRUCTURING                                   10
    General                                                                10
    Business of Berkshire Gas                                              10
    The Restructuring                                                      11
    Special Considerations Applicable to the Restructuring                 13
    Reasons for the Restructuring                                          14
    Benefits of Holding Company Structure                                  16
    Recommendations of the Board                                           17
    Vote Required                                                          17
    Exchange of Certificates Not Required                                  18
    Merger Agreement                                                       18
    Amendment or Termination of Plan of Merger                             19
    Effectiveness of the Restructuring                                     19
    Certain Federal Income Tax Consequences                                19
    Treatment of Preferred Stock                                           21
    Treatment of Indebtedness                                              21
    Dividend Policy                                                        21
    Stock Listing                                                          22
    Regulatory Approval of the Restructuring                               22
    Regulatory Matters                                                     22
    Holdco's Declaration of Trust and Comparative Shareholders' Rights     23

    Holdco Common Shares                                                   26
    Trustees and Management of Holdco                                      27
    No Appraisal Rights                                                    28
    Share Owner Dividend Reinvestment and Stock Purchase Plan              28
    Price Range of Berkshire Gas Common Stock                              28
    Stock Ownership by Directors and Executive Officers                    29
    Transfer Agent and Registrar                                           30
    Financial Statements                                                   31
    Legal Opinion                                                          31
    Experts                                                                31

OTHER MATTERS                                                              31
    Voting Procedures                                                      31
    Adjournment of Meeting                                                 32
    Independent Accountants                                                32
    Proposals of Shareholders                                              32
    Other Business                                                         32


APPENDICES

A.  Agreement and Plan of Merger between and among The Berkshire Gas
    Company, Berkshire Energy Resources and Berkshire Gas Mergeco
    Gas Company, Inc.                                                     A-1
B.  Declaration of Trust of Berkshire Energy Resources                    B-1
C.  By-laws of Berkshire Energy Resources                                 C-1


      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

                            AVAILABLE INFORMATION

      Berkshire Gas is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.

20549. Berkshire Gas' common stock is traded on the NASDAQ National Market System ("NASDAQ-NMS"), where reports, proxy statements and other information concerning Berkshire Gas may also be inspected. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Berkshire Gas. The address of such Web site is http://www.sec.gov. Following completion of the Merger, Holdco will file such reports and other information as required under the Exchange Act and the rules of NASDAQ.

      Holdco has filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering the Holdco Common Shares that will be issued in exchange for shares of Berkshire Gas Common Stock pursuant to the Merger described herein. See "Proposal Regarding Plan of Restructuring." This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Upon completion of the Merger, the Holdco Common Shares will be listed on the NASDAQ NMS. At the time of such listing, Berkshire Gas Common Stock will be withdrawn from listing and registration under Section 12 of the Exchange Act.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: CHERYL M. CLARK, CLERK, THE BERKSHIRE GAS COMPANY, 115 CHESHIRE ROAD, PITTSFIELD, MASSACHUSETTS 01201-1879, TELEPHONE: (413) 442-1511. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _________ __, 1998.

      The following documents filed with the SEC (File No. 0-1857-3) pursuant to the Exchange Act are incorporated by reference into this Proxy Statement/Prospectus:

      1. Berkshire Gas' Annual Report on Form 10-K for the year ended June 30, 1997, (and Berkshire Gas' Annual Report to Shareholders for the year ended June 30, 1997 and Berkshire Gas' definitive proxy statement filed with the SEC on October 3, 1997 incorporated therein); and

      2. Berkshire Gas' Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997.

      This Proxy Statement/Prospectus is accompanied by Berkshire Gas' Annual Report on Form 10-K for the year ended June 30, 1997, Annual Report to Shareholders for the year ended June 30, 1997, definitive Proxy Statement filed with the SEC on October 3, 1997 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997.

      All other documents filed by Berkshire Gas pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                    SUMMARY OF PROXY STATEMENT/PROSPECTUS


      The following is intended as a summary of the information contained in the Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices in their entirety.


Proposal Regarding Plan of Restructuring

                      THE BOARD OF DIRECTORS RECOMMENDS
               THAT SHAREHOLDERS VOTE FOR THE PROPOSED PLAN OF
                   RESTRUCTURING TO FORM A HOLDING COMPANY


Business of Berkshire Gas

      Berkshire Gas is a Massachusetts gas utility company engaged in the distribution and sale of natural gas for residential, commercial and industrial use. Berkshire Gas also markets liquefied petroleum gas and maintains an appliance division that sells and leases gas burning equipment. See "Proposal Regarding Plan of Restructuring -- Business of Berkshire Gas."

Proposed Restructuring

      The Berkshire Gas Board of Directors has authorized, subject to shareholder and regulatory approval, a plan to restructure the corporate organization of Berkshire Gas to form a holding company structure. The result of the restructuring will be to have Berkshire Gas become a separate subsidiary of a parent holding company, Berkshire Energy Resources ("Holdco").

      The holding company structure will be established pursuant to a merger transaction (the "Merger") governed by an Agreement and Plan of Merger (the "Merger Agreement") among Berkshire Gas, Holdco, that was organized by Berkshire Gas as a Massachusetts business trust, and Berkshire Gas Mergeco Gas Company, Inc., a Massachusetts gas company formed and wholly-owned by Holdco. The formation of a holding company structure will be achieved by way of the merger of Mergeco with and into Berkshire Gas, with holders of Berkshire Gas Common Stock exchanging their shares for Holdco Common Shares on a share-for-share basis and Holdco becoming the sole holder of Berkshire Gas Common Stock. Accordingly, the present holders of Berkshire Gas Common Stock will become holders of Holdco Common Shares. Berkshire Gas' 4.8% Cumulative Preferred Stock will remain as securities and obligations of Berkshire Gas. Berkshire Gas will seek to negotiate acceptable consents with the holders of its long-term debt securities so as to effect the reorganization. (These proposed changes to the corporate structure of Berkshire Gas are generally referred to in this Proxy Statement/Prospectus as the "restructuring.")

Berkshire Gas Shareholders Meeting

      Berkshire Gas' shareholders will meet at Berkshire Gas' offices at 115 Cheshire Road, Pittsfield, Massachusetts on ______________, ___________ __, 1998 at 10:00 a.m. The purpose of the meeting is to consider and vote upon a proposal to adopt a holding company corporate structure, as more fully described in the Proxy Statement/Prospectus. The record date for determining shareholders of Berkshire Gas who are entitled to notice of and to vote at the Berkshire Gas shareholders meeting is __________, 1998 (the "Record Date'). On the record date there were approximately _______ record holders of Berkshire Gas Common Stock and _______ shares of Berkshire Gas Common Stock outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Berkshire Gas Common Stock constitutes a quorum.

      The affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the special meeting, in person or by proxy, is required to adopt and approve the proposed restructuring and the Merger.

Special Considerations Applicable to the Restructuring

      The restructuring proposal involves certain special factors that should be considered by shareholders, including the fact that non-utility business opportunities pursued after the restructuring may involve more risk, initially dividends on Holdco common shares will be dependent upon common stock dividends paid by Berkshire Gas and from propane operations, and the potential effects on shareholders of a business trust. See "Proposal Regarding Plan of Restructuring -- Special Considerations Applicable to the Restructuring" and "Proposal Regarding Plan of Restructuring -- Holdco's Declaration of Trust and Comparative Shareholders' Rights."

Reasons for the Restructuring

      In recent years, many state utility commissions, including the Massachusetts Department of Telecommunications and Energy ("Massachusetts DTE"; formerly the Department of Public Utilities), have initiated inquiries into restructuring the natural gas utility industry with a goal of promoting competition and extending to all customers the broadest possible choice of natural gas suppliers. Further in November, 1997 the Massachusetts legislature recently enacted a comprehensive bill to restructure the electric utility industry (the "Restructuring Act"), many provisions of which will affect gas utilities.

      The Massachusetts DTE's decisions, as well as the Restructuring Act, are establishing new competitive markets for energy and other related services. The Massachusetts DTE's rules and decisions and the Restructuring Act suggest that the best means for gas utilities to participate in these competitive markets is through unregulated affiliates. The Massachusetts DTE has specifically recognized the changing nature of the energy marketplace and the need for utilities to restructure in order to participate effectively in these new markets while, at the same time, protecting ratepayers' interests.

      The Massachusetts DTE's decisions regarding the restructuring of the electricity and natural gas markets as well as the Restructuring Act advance several central components to seek an appropriate balance of the needs of all participants in the natural gas market. First, the Massachusetts DTE's decisions and the Restructuring Act have sought to achieve the "functional separation" and distinct pricing of the services traditionally provided on a consolidated or "bundled" basis by gas utilities so as to enhance the development of certain competitive markets. On July 18, 1997, the Massachusetts DTE sent a letter to Berkshire Gas and other Massachusetts local distribution companies mandating the establishment of a collaborative forum to establish principles and procedures for such functional separation and pricing, sometimes referred to as "unbundling," of all natural gas and local distribution companies ("LDC's") services with a goal of creating a more competitive natural gas market. Such collaborative forum is currently underway. In addition, in a letter of August 18, 1997, the Massachusetts DTE stated that each Massachusetts LDC eventually will be required to submit its own unbundling proposal for Massachusetts DTE review and that, as a condition precedent to a meaningful unbundling proposal, each LDC will be required to provide fully unbundled rates for each rate class served by such local distribution company. Specifically, the Department stated that it expects that Berkshire Gas will submit, for an effective date no later than November 1, 1998, such fully unbundled rates for each rate class.

      The second component of the above-described utility industry restructuring initiatives involves the continuing regulation of other traditional utility activities, such as the distribution function, by the Massachusetts DTE so as to ensure the continuing provision of safe and reliable service to customers at reasonable rates. After the proposed corporate restructuring, Berkshire Gas will continue to provide many traditional utility services and will be subject to the continuing regulation of the Massachusetts DTE.

      The third component of Massachusetts DTE and legislative restructuring initiatives relates to the development of competitive markets for energy and other related services, with utilities participating in such markets through affiliates subject to appropriate standards of conduct. Berkshire Gas' opportunities for long-term growth will, in part, be dependent upon its ability to compete in new competitive markets. The Massachusetts DTE's rules and the Restructuring Act both include provisions relating to the specific limitations under which regulated utilities may participate in the new competitive energy markets so as to avoid unfair competitive advantages or the cross-subsidization of such activities by utility ratepayers. The Massachusetts DTE's rules include specific requirements relating to the functional and legal separation of the activities of regulated utilities and their competitive affiliates.

      Given this emerging regulatory structure, the Massachusetts DTE has recognized a utility company's need for flexibility and speed in order to respond in a timely manner to the opportunities and challenges in the changing energy marketplace. Many competitive opportunities could be frustrated or lost if pursued by a utility or through a subsidiary of a utility due to the requirements of the regulatory process, including, for example, the need to obtain Massachusetts DTE approval for a gas company to invest in a subsidiary. The Massachusetts DTE has also recognized that alternative organizational structures may afford a utility the flexibility to accomplish its objectives while also furthering the Massachusetts DTE's goals of unbundling and fostering competition, maintaining appropriate separation between regulated and non-regulated activities and streamlining regulatory review. The Massachusetts DTE has acknowledged that the holding company structure is one means by which a utility may achieve these objectives.

      Assuming that natural gas industry restructuring in Massachusetts continues to proceed consistent with the above described requirements, at a minimum, Berkshire Gas has identified the need to adopt a corporate structure that: 1) can facilitate such unbundling; 2) permit the necessary separation of regulated and competitive operations; and 3) will afford the appropriate flexibility to pursue opportunities in new competitive markets. Berkshire Gas' management believes that the increasingly competitive natural gas industry, together with new energy-related technologies, may create significant new opportunities for energy service providers like Berkshire Gas in non-utility business ventures. Berkshire Gas' management believes that the pursuit of these new opportunities can be well accommodated in a holding company structure and is a key element of Berkshire Gas' strategy for long-term growth to benefit its shareholders and customers.

      The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. Berkshire Gas' management believes that the holding company structure would provide increased financial, managerial and organizational flexibility in order to better position Berkshire Gas to operate in this changing natural gas utility industry. Moreover, the new structure will facilitate separation of the new holding company's regulated and unregulated lines of business in a manner consistent with the principles outlined by the Massachusetts DTE and mandated in applicable legislation and regulation regarding competitive affiliates of Massachusetts gas companies. See "Proposal Regarding Plan of Restructuring -- Reasons for Restructuring" and "Proposal Regarding Plan of Restructuring -- Benefits of Holding Company Structure."

Certain Effects on Shareholders

      Holdco has been formed as a Massachusetts business trust primarily due to the potential Massachusetts income tax savings to the trust. Holdco's shareholders will have rights and liabilities generally comparable to those of shareholders of a corporation. Pursuant to certain decisions of the Massachusetts courts, shareholders of a Massachusetts business trust that exercise too much control over the affairs of a Massachusetts business trust may be held personally liable as partners for the obligations of a trust to the extent not satisfied by the trust. Even if, however, Holdco was held to be a partnership, the possibility of its shareholders incurring personal liability is remote because (a) Holdco's Declaration of Trust (as defined below) contains an express disclaimer of shareholder liability for the obligations of Holdco, requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Holdco and provides that no person has authority to enter into an agreement, obligation or instrument except in accordance with those requirements, (b) most of Holdco's operations will be conducted by incorporated subsidiaries such that the activities of Holdco will be limited to the ownership of securities rather than the operation of physical assets (c) Holdco will maintain insurance against tort liability, and (d) Holdco's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of Holdco. Use of a Massachusetts business trust as the parent holding company of a Massachusetts public utility is a common practice. The parent holding companies of all other investor-owned Massachusetts utility holding systems are also organized as business trusts. See "Proposal Regarding Plan of Restructuring -- Special Considerations Applicable to the Restructuring" and "Proposal Regarding Plan of Restructuring, Holdco's Declaration of Trust and Comparative Shareholders' Rights."

Vote Required

      Only holders of record of Berkshire Gas Common Stock as of the record date will be entitled to receive notice of and vote at the Special Meeting and any adjournments thereof with respect to approval of the Merger Agreement and the restructuring. Holders of Berkshire Gas Common Stock entitled to vote will have one vote for each share held. In order for the holding company proposal to be approved under Massachusetts law, it must receive the favorable vote, in person or by proxy, of the holders of two-thirds of the outstanding shares of Berkshire Gas Common Stock. As of the record date, __________ shares of Berkshire Gas Common Stock were issued and outstanding. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of Berkshire Gas. The consent of the holders of at least two-thirds of the total number of shares of Berkshire Gas' 4.8% Cumulative Preferred Stock then outstanding will be required in connection with the reorganization. See "Proposal Regarding Plan of Restructuring -- Vote Required" and "Proposal Regarding Plan of Restructuring -- Stock Ownership of Directors and Executive Officers."

Exchange of Certificates Not Required

      If the new holding company structure is implemented, it will not be necessary for holders of Berkshire Gas Common Stock to surrender their existing stock certificates for Holdco share certificates. Certificates representing Berkshire Gas Common Stock will automatically represent the corresponding number of Holdco Common Shares upon consummation of the Merger. See "Proposal Regarding Plan of Restructuring -- Exchange of Certificates Not Required."

Stock Listing

      Shares of Berkshire Gas Common Stock are currently traded on the NASDAQ National Market System under the stock symbol "BGAS." Application will be made so that Holdco Common Shares may be traded on the NASDAQ National Market System ("NASDAQ-NMS"), with such shares expected to be
traded under the stock symbol "BERK."   See "Proposal Regarding Plan of
Restructuring -- Stock Listing."

Conditions to the Restructuring

      The Merger Agreement provides that the consummation of the Merger and the restructuring into a holding company is subject to approval of the Merger Agreement by the shareholders of Berkshire Gas, Holdco and Mergeco, as is set forth more fully below under "Proposal Regarding Plan of Restructuring -- Vote Required," and to the approval by the National Association of Securities Dealers of Holdco Common Shares for trading on the NASDAQ-NMS. If the shareholders of Berkshire Gas approve the Merger, Berkshire Gas will then cause the shares of Holdco and Mergeco to be voted in favor of the restructuring into a holding company.

      In addition, the decision to proceed with the Merger and restructuring is subject to, among other things, the receipt, on terms satisfactory to the Board of Directors of Berkshire Gas, of authorization from the Massachusetts DTE to form a holding company structure for Berkshire Gas and such other consents and approvals as the Board may deem necessary or appropriate, including, without limitation, appropriate waivers or consents from the holders of Berkshire Gas' long-term debt securities. Following the restructuring, Holdco is expected to qualify for an exemption under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"). See "Proposal Regarding Plan of Restructuring -- Regulatory Approval of the Restructuring" and "Proposal Regarding Plan of Restructuring -- Regulatory Matters."

Dividend Policy

      While future dividends on Holdco Common Shares will depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, it is contemplated that Holdco initially will make dividend payments on Holdco Common Shares at the rate currently applicable to Berkshire Gas Common Stock. In addition, it is expected that such dividends of Holdco will be declared and paid on approximately the same schedule of dates as that now followed by Berkshire Gas with respect to Berkshire Gas Common Stock dividends. The most recent dividend declared by the Board of Directors of Berkshire Gas was $0.285 per share of Berkshire Gas Common
Stock and was paid on January 15, 1998.   See "Proposal Regarding Plan of
Restructuring -- Dividend Policy."

Certain Federal Income Tax Consequences

      Berkshire Gas' management believes that, for federal income tax purposes, no gain or loss will be recognized by the holders of shares of Berkshire Gas Common Stock whose shares are exchanged for Holdco Common Shares. See "Proposal Regarding Plan of Restructuring -- Certain Federal Income Tax Consequences."

No Appraisal Rights

      Under Massachusetts law governing the proposed Merger, neither a dissenting holder of Berkshire Gas Common Stock nor a holder of Berkshire Gas 4.8% Cumulative Preferred Stock, has a right to demand payment of the fair value of his or her shares if the Merger is consummated.

                  PROPOSAL REGARDING PLAN OF RESTRUCTURING

General

      The Board of Directors and management of Berkshire Gas consider it to be in the best interests of Berkshire Gas and its shareholders to revise its corporate structure to establish a holding company structure whereby Berkshire Gas will become a separate, wholly-owned subsidiary of a new parent company. Pursuant to the proposed restructuring, the present holders of Berkshire Gas Common Stock will become shareholders of the new parent.
It is currently contemplated that several new subsidiaries will be formed, that would be legally and functionally separate from Berkshire Gas. See "Proposal Regarding Plan of Restructuring -- The Restructuring" and "Proposal Regarding Plan of Restructuring -- Reasons for the Restructuring."

      The holding company structure is a well-established form of organization for companies conducting multiple lines of businesses, particularly entities engaging in both regulated and unregulated activities. Nearly all investor-owned Massachusetts electric utilities are currently organized in a holding company structure, as are several investor-owned Massachusetts natural gas utilities. The holding company structure is intended to provide increased financial, managerial and organizational flexibility in order to better position Berkshire Gas to operate in the changing natural gas utility industry. Specifically, the new structure would allow increased flexibility and will facilitate the clear separation of Holdco's regulated and unregulated lines of business, enabling it to pursue non-utility business ventures in a manner consistent with the utility industry restructuring principles outlined by the Massachusetts Department of Telecommunications and Energy ("Massachusetts DTE") and the Massachusetts legislature. Such separation will facilitate the financing of each separate line of business consistent with the requirements of each industry in which Holdco is engaged. Although Berkshire Gas could seek to continue to pursue non-utility business opportunities on its own, management and the Board of Directors believe it is in the best interests of Berkshire Gas and its shareholders to allow the flexibility to conduct such non-utility activities through a holding company structure. See "Proposal Regarding Plan of Restructuring -- Benefits of Holding Company Structure."

Business of Berkshire Gas

      Berkshire Gas was incorporated in the Commonwealth of Massachusetts in 1853 and is a publicly-held utility company engaged in the distribution and sale of natural gas for residential, commercial and industrial use. Berkshire Gas maintains an appliance rental division that sells and leases gas burning equipment. Through its Berkshire Propane division, Berkshire Gas markets liquefied petroleum gas.

      Berkshire Gas' utility service territory includes 19 communities in the western portion of the Commonwealth of Massachusetts, including the cities of Pittsfield and North Adams, the towns of Adams, Amherst, Great Barrington, Greenfield and Williamstown, and twelve smaller municipalities. The population of the area served is approximately 190,000 and is primarily residential in character, but the territory also includes industrial, agricultural, educational, cultural and resort facilities. Berkshire Gas also markets propane throughout the western portion of Massachusetts, eastern New York and southern Vermont. Berkshire Gas currently serves over 32,000 natural gas and 5,000 propane customers.

      Berkshire Gas has recently formed a strategic marketing alliance with Conectiv/CNE, LLC, a joint venture formed by a subsidiary of Connecticut Energy Corporation, a public utility holding company, and a subsidiary of Delmarva Power and Light Company, a Delaware public utility, to market electricity, natural gas and energy-related services to customers in
Massachusetts, Vermont, Connecticut and New York states.   Such marketing
alliance is in the start-up phase and has not yet secured any customers.

      The new holding company would initially endeavor to develop these businesses, as well as identify other non-utility businesses which are related to the provision of energy and energy-related services. The holding company system would provide the flexibility for the legal and functional separation of regulated and competitive activities, including the marketing and sale of propane or other competitive opportunities that may be pursued. See "Proposal Regarding Plan of Restructuring -- The Restructuring."

      Berkshire Gas is and will remain subject to the regulatory authority of the Massachusetts DTE with respect to various matters, including rates, financing, certain gas supply contracts, demand-side management programs and planning and safety matters. Berkshire Gas is and will remain subject to standards prescribed by the Secretary of Transportation under the Natural Gas Pipeline Safety Act of 1968 with respect to the design, installation, testing, construction and maintenance of pipeline facilities. The enforcement of these standards has been delegated to the Massachusetts DTE which has taken an active role in such enforcement. The regulation of prices, terms and conditions of interstate pipeline transportation and sales of natural gas is subject to the jurisdiction of the Federal Energy Regulation Commission (FERC). Berkshire Gas is not under the direct jurisdiction of FERC, but monitors, and periodically participates in, proceedings before FERC which involve Berkshire Gas' pipeline gas suppliers/transporters and other matters pertinent to Berkshire Gas' business.

      The current corporate structure of Berkshire Gas is as follows:

  ___________________________________________________________________________
 |                         HOLDERS OF COMMON STOCK                           |
 |             AND HOLDERS OF 4.8% CUMULATIVE PREFERRED STOCK                |
 |                                    :                                      |
 |                                    :                                      |
 |                              Berkshire Gas                                |
 |___________________________________________________________________________|

The Restructuring

      To carry out the restructuring, Berkshire Gas has formed Berkshire Energy Resources ("Holdco"), a Massachusetts business trust, and Holdco's wholly-owned subsidiary, Berkshire Gas Mergeco Gas Company, Inc. ("Mergeco"), a Massachusetts utility corporation, neither of which entities has any present business or operations of its own. The outstanding Holdco Common Shares are currently owned by Berkshire Gas, while the authorized stock of Mergeco is presently subscribed for by Holdco and will be issued to Holdco upon approval of the Massachusetts DTE. Berkshire Gas, Mergeco and Holdco have entered into an Agreement and Plan of Merger (the "Merger Agreement") under which, subject to certain conditions, including shareholder approval, as required by Massachusetts law, and approval by the Massachusetts DTE, Berkshire Gas will become a subsidiary of Holdco through the merger of Mergeco with and into Berkshire Gas. In the Merger, the Berkshire Gas Common Stock will be exchanged share-for-share for Holdco Common Shares. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

      After the restructuring, Holdco will also have the flexibility to engage in non-utility business activities through a new subsidiary or subsidiaries, as deemed appropriate in the future, in order to separate legally and functionally its regulated and unregulated businesses. Berkshire Gas expects that several new subsidiaries could be formed by Holdco that would be separate from Berkshire Gas, but owned by Holdco. First, the retail propane operations now pursued through a division of Berkshire Gas would be transferred to a new subsidiary. Second, a management services company would be formed to provide certain administrative services to Berkshire Gas, Holdco or other subsidiaries of Holdco for a charge based upon the cost attributable to providing such services. Finally, in the event that new business opportunities in the competitive marketplace are pursued, a new subsidiary company (or companies) could be formed. If the proposed restructuring is consummated, it is intended that advances to and other investments in non-utility businesses will be made primarily by Holdco rather than by Berkshire Gas and that the proceeds of financings by Berkshire Gas will be used entirely in the conduct of its natural gas utility business.

      Berkshire Gas' 4.8% Cumulative Preferred Stock will, assuming the requisite consent of holders thereof, continue to be outstanding securities and obligations of Berkshire Gas. Berkshire Gas expects to negotiate acceptable consents with the holders of its long-term debt securities, consisting primarily of first mortgage bonds and medium-term and senior notes in order to effect the proposed restructuring. Berkshire Gas' management and the Board of Directors believe that the restructuring will have no adverse affect on the holders of its 4.8% Cumulative Preferred Stock
and debt securities.   See "Proposal Regarding Plan of Restructuring --
Treatment of Preferred Stock" and "Proposal Regarding Plan of Restructuring -- Treatment of Indebtedness."

      Except for the contemplated transfer of certain of Berkshire Gas' propane assets to a subsidiary of Holdco, assets and liabilities of Berkshire Gas immediately before the Merger and restructuring will be substantially the same as the assets and liabilities of Berkshire Gas immediately after the Merger and restructuring.

      The reorganized corporate structure of Holdco and Berkshire Gas after the Merger and completion of the proposed restructuring is expected to be as follows:

  ___________________________________________________________________________
 |                            PROPOSED STRUCTURE                             |
 |___________________________________________________________________________|
 |                                                                           |
 |                        HOLDERS OF COMMON SHARES                           |

 |                                      :                                    |
 |                                      :                                    |
 |HOLDERS OF 4.8% CUMULATIVE         Holding                                 |
 |PREFERRED STOCK                    Company                                 |
 |        :                             :                                    |
 |        :                             :                                    |
 |        :                                                                  |
 |        :    :              :             :            :                   |
 |        :    :              :             :            :                   |
 |        Berkshire Gas    Berkshire    Potential New    Management Services |
 |                          Propane     Subsidiaries     Company             |
 |___________________________________________________________________________|

Special Considerations Applicable to Restructuring

      The following factors should be considered carefully in evaluating the proposal to establish a holding company corporate structure to be considered at the Special Meeting of Berkshire Gas.

      Non-Utility Business Activities May Involve More Risk. The future performance of Holdco and the future value of Holdco Common Shares cannot be predicted. Following consummation of the restructuring, Holdco will be able to make investments in non-utility businesses and issue securities for the purpose of financing such investments without obtaining the prior approval of the Massachusetts DTE. The restructuring, therefore, will provide Holdco with more flexibility to pursue business opportunities that might involve a higher degree of risk than would be permitted for a regulated utility, but with the possibility of higher potential returns commensurate with such risk. Pursuit of business opportunities with greater risk could, in turn, have either a positive or an adverse effect on the value of a shareholder's investment, depending upon the return actually realized from such opportunities. Such business opportunities may encounter competitive and other business factors not previously experienced by Berkshire Gas to the same degree and may have different, and perhaps greater, investment risk than those involved in Berkshire Gas' regulated natural gas supply and distribution business. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holdco. Any losses incurred by such businesses will not be recoverable in Berkshire Gas' regulated rates. To the extent Holdco becomes increasingly engaged in non-utility business activities, such activities will have an increasing impact on the market price of Holdco's Common Shares.

      Initially Dividends On Holdco Common Shares Will Be Dependent Upon Common Stock Dividends Paid By Berkshire Gas and From Propane Operations. For a period of time following the restructuring, the funds required by Holdco to enable it to pay dividends on Holdco's Common Shares are expected to be derived primarily from the dividends paid to Holdco by Berkshire Gas and from the subsidiary expected to be formed to engage in the non-regulated sale of liquid propane now performed by a division of Berkshire Gas. Accordingly, the ability of Holdco to pay such dividends, as a practical matter, will be governed by the ability of Berkshire Gas and the new subsidiary of Holdco that will be engaged in propane operations to pay dividends on their common stock. The ability of Berkshire Gas to pay dividends on its common stock will continue to be subject to the preferential dividend rights of the holders of the outstanding Berkshire Gas 4.8% Cumulative Preferred Stock. In addition, although it has no current intention to do so, it is expected that Berkshire Gas may need to issue additional preferred stock in the future to meet its capital needs. Such additional preferred stock is likely to also have preferential dividend rights. The trustees of Holdco have no current intention to change the current Berkshire Gas dividend policy with respect to the continuing operations of Berkshire Gas or the subsidiary that will engage in propane operations.

      Potential Effects on Shareholders.   Holdco has been formed as a
Massachusetts business trust primarily due to the potential Massachusetts income tax savings to the trust. Holdco's shareholders will have rights and liabilities generally comparable to those of shareholders of a corporation. Pursuant to certain decisions of the Massachusetts courts, shareholders who exercise too much control over the affairs of a Massachusetts business trust may be held personally liable as partners for the obligations of a trust to the extent not satisfied by the trust, with respect to tort claims, contract claims (where shareholder liability is not negated as described below), claims for taxes and certain statutory liabilities. Even if, however, Holdco were held to be a partnership, the possibility of its shareholders incurring personal liability is remote because (a) Holdco's Declaration of Trust contains an express disclaimer of shareholder liability for the obligations of Holdco, requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Holdco and provides that no person has authority to enter into an agreement, obligation or instrument except in accordance with those requirements, (b) most of Holdco's operations will be conducted by incorporated subsidiaries such that the activities of Holdco will be limited to the ownership of securities rather than the operation of physical assets (c) Holdco will maintain insurance against tort liability, and (d) Holdco's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of Holdco. See Proposal Regarding Plan of Restructuring -- Holdco's Declaration of Trust and Comparative Shareholders' Rights."

Reasons for the Restructuring

      In recent years, many state utility commissions, including the Massachusetts DTE, have initiated inquiries into restructuring the natural gas utility industry with a goal of promoting competition and extending to all customers the broadest possible choice of natural gas suppliers. In November, 1997 the Massachusetts legislature enacted the comprehensive Restructuring Act to restructure the electric utility industry, many provisions of which will affect gas utilities.

      The Massachusetts DTE's decisions, as well as the Restructuring Act, are establishing new competitive markets for energy and other related services. The Massachusetts DTE has specifically recognized the changing nature of the energy marketplace and the need for utilities to restructure in order to participate effectively in these new markets while, at the same time, protecting ratepayers' interests. Berkshire Gas' management believes that the Massachusetts DTE's rules and decisions and the Restructuring Act suggest that an effective means for gas utilities to participate in these competitive markets is through unregulated affiliates within a holding company corporate structure.

      The Massachusetts DTE's decisions regarding the restructuring of the electricity and natural gas markets, as well as the Restructuring Act, advance several central components to seek an appropriate balance of the needs of all participants in the natural gas market. First, the Massachusetts DTE's decisions and the Restructuring Act have sought to achieve the "functional separation" and distinct pricing of the services traditionally provided on a consolidated or "bundled" basis by gas utilities so as to enhance the development of certain competitive markets. On July 18, 1997, the Massachusetts DTE sent a letter to Berkshire Gas and other Massachusetts local distribution companies mandating the establishment of a collaborative forum to establish principles and procedures for such functional separation and pricing, sometimes referred to as "unbundling," of all LDC's services with a goal of creating a more competitive natural gas market. The Massachusetts DTE stated that a more competitive gas market would: 1) provide the broadest possible customer choice; 2) provide all customers with an opportunity to share in the benefits of increased competition; 3) ensure full and fair competition in the gas supply market;
4) functionally separate supply from local distribution services; 5) support and further the goals of environmental regulation; and, 6) rely on incentive regulation where a fully competitive market cannot exist, or does not exist. Such collaborative forum is currently underway. In addition, in a letter of August 18, 1997 to Massachusetts LDC's, the Massachusetts DTE stated that each Massachusetts LDC eventually will be required to submit its own unbundling proposal for the Massachusetts DTE's review and that, as a condition precedent to a meaningful unbundling proposal, each LDC will be required to provide fully unbundled rates for each rate class served by such local distribution company. Specifically, the Department stated that it expects that Berkshire Gas will submit, for an effective date no later than November 1, 1998, such fully unbundled rates for each rate class.

      The second component of the above-described utility industry restructuring initiatives involves the continuing regulation of other traditional utility activities, such as the distribution function, by the Massachusetts DTE so as to ensure the continuing provision of safe and reliable service to customers at reasonable rates. After the proposed corporate restructuring, Berkshire Gas will continue to provide many traditional utility services and will be subject to the continuing regulation of the Massachusetts DTE.

      The third component of Massachusetts DTE and legislative restructuring initiatives relates to the development of competitive markets for energy and other related services, with utilities participating in such markets through affiliates subject to appropriate standards of conduct. Berkshire Gas' opportunities for long-term growth will, in part, be dependent upon its ability to compete in new competitive markets. The Massachusetts DTE's rules and the Restructuring Act both include provisions relating to the specific limitations upon which regulated utilities may participate in the new competitive energy markets so as to avoid unfair competitive advantages or the cross-subsidization of such activities by utility ratepayers. The Massachusetts DTE's rules include specific requirements relating to the functional and legal separation of the activities of regulated utilities and their competitive affiliates.

      Given this emerging regulatory structure, the Massachusetts DTE has recognized a utility company's need for flexibility and speed in order to respond in a timely manner to the opportunities and challenges in the changing energy marketplace. Many competitive opportunities could be frustrated or lost if pursued by a utility or through a subsidiary of a utility due to the requirements of the regulatory process, including, for example, the need to obtain Massachusetts DTE approval for a gas company to invest in a subsidiary. The Massachusetts DTE has also recognized that alternative organizational structures may afford a utility the flexibility to accomplish its objectives while also furthering the Massachusetts DTE's goals of unbundling and fostering competition, maintaining appropriate separation between regulated and non-regulated activities and streamlining regulatory review. The Massachusetts DTE has acknowledged that the holding company structure is one means by which a utility may achieve these objectives.

      Assuming that natural gas industry restructuring in Massachusetts continues to proceed consistent with the above described requirements, at a minimum, Berkshire Gas has identified the need to adopt a corporate structure that: 1) can facilitate such unbundling; 2) permits the necessary separation of regulated and competitive operations; and 3) will afford the appropriate flexibility to pursue opportunities in new competitive markets. Berkshire Gas' management believes that the increasingly competitive natural gas industry, together with new energy-related technologies, may create significant new opportunities for energy service providers like Berkshire Gas in non-utility business ventures. Berkshire Gas' management believes that the pursuit of these new opportunities can be well accommodated in a holding company structure and is a key element of Berkshire Gas' strategy for long-term growth to benefit its shareholders and customers.

Benefits of Holding Company Structure

      The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. The holding company structure would provide increased financial, managerial and organizational flexibility in order to better position Berkshire Gas to operate in this changing natural gas utility industry. Moreover, the new structure will facilitate clear separation of the new holding company's regulated and unregulated lines of business in a manner consistent with the principles outlined by the Massachusetts DTE and mandated in applicable legislation and regulation regarding competitive affiliates of Massachusetts gas companies.

      Many electric and gas utilities have been organized as holding companies for many years, and other utilities have recently changed their organization to a holding company structure. While Berkshire Gas could seek to continue to pursue non-utility business opportunities on its own, the Board of Directors and management believe it is more desirable in the long-term to adopt a framework that provides the flexibility to conduct non-utility activities through a holding company structure. The benefits of a holding company structure include:

      Timely Response to Business Opportunities. The holding company structure, by providing flexibility to separate non-utility businesses into corporations that will not be subsidiaries of Berkshire Gas, will enable Holdco to pursue non-utility business opportunities without the delays inherent in the regulatory process. For example, the holding company structure will enable Holdco to make investments in non-utility businesses, and to issue securities for the purpose of financing such investments, without obtaining the approval of the Massachusetts DTE. This will allow Holdco to respond to competitive forces and pursue non-utility businesses in a more timely and responsive fashion.

      Flexible Financing Opportunities. The holding company corporate structure also will permit the use of financings that are more directly suited to the particular requirements, characteristics and risks of non-utility operations without affecting the capital structure or creditworthiness of Berkshire Gas. The holding company structure will allow the design and implementation of capitalization ratios appropriate for the capital and business requirements of each industry in which Holdco is engaged.

      Separation. The holding company structure will separate Berkshire Gas' natural gas utility business from the non-utility businesses of other Holdco subsidiaries. As a result, it will provide a better structure for regulators to assure that there is no cross-subsidization of cost or transfer of business risk from unregulated to regulated lines of business. In addition, the holding company structure will facilitate the analysis and valuation of the holding company's individual lines of business by the investment community. The holding company structure also will mitigate the potential impact on Berkshire Gas, its preferred stock and debt security holders and its customers, of the risks of non-utility businesses and will permit the capital structure of Berkshire Gas to continue to be managed efficiently.

Recommendations of the Board

      The Board of Directors and management of Berkshire Gas recommend the approval of the restructuring as proposed in the accompanying Notice of Special Meeting. The Board of Directors and management believe that the restructuring is in the best interest of Berkshire Gas and its shareholders. In making its decision to recommend the restructuring to the shareholders, the Board of Directors considered many factors, including the factors set forth above under "Proposal Regarding Plan of Restructuring -- Reasons for the Restructuring" and "Proposal Regarding Plan of Restructuring -- Benefits of Holding Company Structure."

Vote Required

      In order for the restructuring into a holding company to be approved under Massachusetts law, it must receive favorable votes, in person or by proxy, of the holders of two-thirds of the outstanding shares of Berkshire Gas Common Stock. In addition, Berkshire Gas' articles of organization require that the restructuring be approved by the holders of at least two-thirds of the outstanding shares of its 4.8% Cumulative Preferred Stock. See "Other Matters -- Voting Procedures."

      The persons named in the accompanying proxy intend to vote such proxy in favor of the restructuring unless a contrary choice is indicated thereon.

Exchange of Certificates Not Required

      If the proposed restructuring is consummated, it will not be necessary for holders of shares of Berkshire Gas Common Stock to exchange their existing stock certificates for Holdco share certificates. Holders of Berkshire Gas Common Stock will automatically become holders of Holdco Common Shares, and their stock certificates will automatically represent Holdco Common Shares. After the restructuring, whenever presently outstanding certificates are presented for transfer, new certificates bearing the name of Holdco will be issued.

Merger Agreement

      The Merger Agreement has been unanimously approved by the Boards of Directors or Trustees of Berkshire Gas, Holdco and Mergeco, and these companies have executed the Merger Agreement, subject to certain conditions including the approval and adoption thereof by vote of Berkshire Gas' shareholders as required by Massachusetts law and described herein. The Merger Agreement provides that:

(1) Mergeco will merge with and into Berkshire Gas with Berkshire Gas being the surviving company.

(2) each outstanding share of Berkshire Gas Common Stock, $2.50 par value per share, will be converted into one Holdco Common Share;

(3) each outstanding share of Berkshire Gas 4.8% Cumulative Preferred Stock, $100 par value per share, will continue as one issued and outstanding share of Berkshire Gas 4.8% Cumulative Preferred Stock, $100 par value per share, with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications as were applicable to such stock prior to the Merger;

(4) each outstanding share of Mergeco Common Stock, $1.00 par value per share, will be converted into one new share of Berkshire Gas Common Stock, $2.50 par value per share, all of which will then be owned by Holdco; and

(5) the Holdco Common Shares presently held by Berkshire Gas will be canceled.

      As a result of the Merger, Berkshire Gas will become a subsidiary of Holdco, and all of the Holdco Common Shares outstanding immediately after the Merger will be owned by the holders of Berkshire Gas Common Stock outstanding at the effective time of the Merger.

      If and when the Merger becomes effective, holders of Berkshire Gas Common Stock will automatically become holders of Holdco Common Shares. The terms, conditions and provisions of Berkshire Gas 4.8% Cumulative Preferred Stock will not be altered in the Merger. Berkshire Gas will seek to negotiate acceptable consents with the holders of its long-term debt securities so as to effect the reorganization.

Amendment or Termination of Plan of Merger

      By mutual consent of their respective Boards of Directors or Trustees, Berkshire Gas, Holdco and Mergeco may amend, modify or supplement the Merger Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of the Merger Agreement by the shareholders of Berkshire Gas; provided, however, that no such amendment, modification or supplement shall, in the sole judgment of the Board of Directors of Berkshire Gas, materially and adversely affect the rights of the holders of Berkshire Gas Common Stock.

      The Merger Agreement provides that it may be terminated, and the Merger and other transactions incident to the restructuring plan abandoned, at any time, whether before or after approval of the Merger Agreement by the shareholders of Berkshire Gas, by action of the Board of Directors of Berkshire Gas if the Board determines for any reason that the consummation of the restructuring would for any reason be inadvisable or not in the best interests of Berkshire Gas or its shareholders. The Board of Directors of Berkshire Gas expects to terminate and abandon the restructuring if Berkshire Gas has not received, within a reasonable period after shareholder approval, satisfactory approval of the Merger by the Massachusetts DTE as required by Massachusetts law (see "Proposal Regarding Plan of Restructuring -- Regulatory Approval of the Restructuring"), acceptable consents from the holders of its 4.8% Cumulative Preferred Stock and its long-term debt securities or approval for the trading of Holdco Common Shares on the NASDAQ-NMS National Market System (see "Proposal Regarding Plan of Restructuring -- Stock Exchange Listing"). Berkshire Gas is unable to predict under what other circumstances the restructuring would be terminated and abandoned.

Effectiveness of the Restructuring

      The Merger Agreement contemplates that the Merger will become effective, and all other steps in the restructuring plan will be completed, as soon as practical after the required shareholder and regulatory approvals, consents and listing authorization for Holdco Common Shares have been received, unless the Board of Directors of Berkshire Gas theretofore has elected to abandon such plan.

Certain Federal Income Tax Consequences

      General. The following general discussion summarizes certain federal income tax considerations relating to the Merger. This summary is provided for general information only, and does not discuss all aspects of income taxation that may be relevant to a particular holder of Berkshire Gas Common Stock in light of the holder's personal tax circumstances or to certain types of holders of Berkshire Gas Common Stock subject to special treatment under the income tax laws of any jurisdiction including persons who are not United States persons, dealers in securities, tax-exempt entities, and shareholders who do not hold Berkshire Gas Common Stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

      The legal conclusions set forth in this summary reflect the opinion of Berkshire Gas' counsel, Rich, May, Bilodeau & Flaherty, P.C. No ruling has been requested from the Internal Revenue Service. EACH HOLDER OF BERKSHIRE GAS COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE OR LOCAL INCOME AND OTHER TAX LAWS.

      The following discussion is based on existing statutes, existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administration interpretations, or court decisions could significantly change such authorities either prospectively or retroactively, and could affect the legal conclusions set forth in the following discussions.

      For federal income tax purposes, the Merger is intended to qualify as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code.

      Tax Implications to the Holders of Berkshire Gas Common Stock. For federal income tax purposes, no gain or loss will be recognized by the holders of Berkshire Gas Common Stock on their exchange of Berkshire Gas Common Stock for Holdco Common Shares pursuant to the Merger. For federal income tax purposes, the tax basis of the Holdco Common Shares received by each such holder pursuant to the Merger will be the same as the holder's basis in the Berkshire Gas Common Stock surrendered in the Merger, and the holding period of such Holdco Common Shares will include the period during which such holder held the Berkshire Gas Common Stock surrendered in the Merger, provided that such Berkshire Gas Common Stock was held as a capital asset on the date of the exchange.

      Other Tax Aspects. Apart from the federal income tax consequences of the Merger discussed herein, no attempt has been made to determine the tax consequences to a holder of Berkshire Gas Common Stock under the laws of any country, state or jurisdiction. Holders of Berkshire Gas Common Stock may be subject to special federal income tax treatment or to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and also may be subject to intangible property, estate and inheritance taxes in their state of domicile. Each holder of Berkshire Gas Common Stock should consult the holder's own tax advisors to determine the particular tax consequences of the Merger to the holder.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF STOCK IN BERKSHIRE GAS BEFORE OR IN HOLDCO AFTER THE MERGER. ACCORDINGLY, EACH HOLDER OF SUCH STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER OR SUCH DISPOSITION TO SUCH HOLDER.

Treatment of Preferred Stock

      Berkshire Gas will seek the requisite consent of the holders of its 4.8% Cumulative Preferred Stock for the proposed restructuring. The proposed restructuring is not expected to result in any change in Berkshire Gas' 4.8% Cumulative Preferred Stock. The decision by the Board of Directors and management to have the 4.8% Cumulative Preferred Stock continue as securities of Berkshire Gas is based upon, among other factors, a desire not to alter or potentially alter substantially the nature of the investment essentially represented by such series of stock, namely investment in a regulated utility. Subject to the negotiation of acceptable consents, there will be no change in the preferences, designations, relative rights, privileges and powers of the 4.8% Cumulative Preferred Stock, and the shares will be subject to the same restrictions, limitations and qualifications as were applicable thereto prior to the restructuring.

Treatment of Indebtedness

      Berkshire Gas will seek to negotiate acceptable consents with the holders of its long-term debt securities. Such debt securities contain covenants or restrictions that directly or indirectly preclude the proposed restructuring. Subject to the negotiation of acceptable consents, all of Berkshire Gas' long-term indebtedness outstanding immediately prior to the Merger, is expected to continue to be outstanding indebtedness of Berkshire Gas after the Merger. The decision to have the indebtedness of Berkshire Gas continue as obligations of Berkshire Gas is based upon a desire not to alter, or potentially alter, substantially the nature of the investment essentially represented by such obligations, namely a direct investment in a regulated utility, or to require any additional financing by Berkshire Gas.

Dividend Policy

      While future dividends on Holdco Common Shares will depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, it is contemplated that Holdco initially will make dividend payments on Holdco Common Shares at the rate currently applicable to Berkshire Gas Common Stock. In addition, it is expected that such dividends of Holdco will be declared and paid on approximately the same schedule of dates as that now followed by Berkshire Gas with respect to Berkshire Gas Common Stock dividends. The most recent quarterly dividend declared by the Board of Directors of Berkshire Gas was $0.285 per share of Berkshire Gas Common Stock and was paid on January 15, 1998.

      Subject to the availability of earnings and the needs of its natural gas utility business, Berkshire Gas intends to make regular cash payments to Holdco in the form of dividends on Berkshire Gas Common Stock in amounts which, to the extent not otherwise provided by Holdco's other subsidiaries, if any, would be sufficient for Holdco to pay cash dividends on Holdco Common Shares as referred to above, for operating expenses of Holdco and for such other purposes as the Board of Trustees of Holdco may determine. Berkshire Gas does not currently contemplate any material loans or advances to Holdco in the near future and would not be free to make such loans or advances without prior approval of the Massachusetts DTE. Berkshire Gas is not party to any agreement or subject to any laws or regulations which materially restrict the payment of dividends by it to Holdco, other than pursuant to its long-term debt obligations and its 4.8% Cumulative Preferred Stock. Berkshire Gas anticipates negotiating acceptable waivers or consents with respect to such restrictions. See "Proposal Regarding Plan of Restructuring -- Treatment of Indebtedness."

      Dividends on the Berkshire Gas 4.8% Cumulative Preferred Stock will continue to be paid at the times and at the rates provided for such stock, depending upon the earnings, financial condition and other factors affecting Berkshire Gas.

Stock Listing

      Holdco will apply for authorization to trade Holdco Common Shares on the NASDAQ-NMS. It is expected that such authorization will become effective on the effective date of the Merger, subject to NASD rules, and that such shares would be traded under the stock symbol "BERK." At the time of the listing of Holdco Common Shares, Berkshire Gas Common Stock will be delisted from trading on NASDAQ-NMS.

Regulatory Approval of the Restructuring

      The proposed Merger of Berkshire Gas and Mergeco must be approved by the Massachusetts DTE before the restructuring can become effective. Under applicable state law, the application for approval by the Massachusetts DTE cannot be filed until after the holders of Berkshire Gas Common Stock have approved the Merger. Upon filing of the application, the Massachusetts DTE, after notice and a public hearing, must determine that the Merger and the terms thereof are consistent with the public interest. See "Proposal

Regarding Plan of Restructuring -- Regulatory Matters."

Regulatory Matters

      After the restructuring, Berkshire Gas will continue to operate its natural gas utility businesses and will remain subject to regulation by the Massachusetts DTE. Holdco, however, will not be subject to regulation by the Massachusetts DTE, except that Holdco will be required to file an annual statement of ownership of Berkshire Gas with the Massachusetts DTE, which may examine the books, accounts, contracts, records and memoranda of Holdco and may require it to furnish reports and information with respect to its relations and dealings with Berkshire Gas. In addition, the reasonableness of any payment, charge, contract, purchase, sale, obligation or other arrangement between Berkshire Gas and Holdco or any subsidiary of Holdco may come into question in retail rate making and finance proceedings before the Massachusetts DTE. In that event, Berkshire Gas will have the burden of establishing and proving such reasonableness.

      After the restructuring is completed, Holdco will be a public utility holding company under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"). Nevertheless, upon the filing of an appropriate exemption statement pursuant to Rule U-2 under Section 3(a)(1) of the Holding Company Act (and subject to the filing of annual exemption statements thereafter), Berkshire Gas' management believes that Holdco will be entitled to an exemption from regulation as a "registered holding company" under the Holding Company Act. The basis of the exemption is that Berkshire Gas, Holdco's only public utility subsidiary, is organized in the same state as Holdco (i.e. Massachusetts), and is predominantly intrastate in character and carries on its business substantially in the state of its incorporation. The exemption will be available as long as the utility business of Berkshire Gas, and of any other public utility subsidiary from which Holdco derives a material portion of its income, are organized in Massachusetts and remain predominantly intrastate in character.

      The exemption from the provisions of the Holding Company Act may be revoked on a finding by the SEC that such exemption may be detrimental to the public interests or the interest of investors or consumers. The prior approval of the SEC under the Holding Company Act would be required if Holdco proposed the acquisition or creation, directly or indirectly, of additional utility subsidiaries. Moreover, there also may be limits on the extent to which Holdco and any non-utility subsidiaries can diversify without raising questions about Holdco's exempt status. Current SEC policies regarding the scope of permissible non-utility activities are subject to change. Holdco intends to rely upon and comply with regulations relating to the foregoing exemption and has no present intention of becoming a registered holding company subject to regulation by the SEC under the Holding Company Act.

      In June 1995, the SEC Division of Investment Management issued a report recommending significant revisions to, or limited repeal of, the Holding Company Act. Several proposals regarding the repeal or amendment of the Holding Company Act have been considered in Congressional hearings. Holdco and Berkshire Gas, however, cannot predict whether Congress will take any such action. Pending such action, the SEC indicated that it would revise its rules and interpretations to modernize and simplify holding company regulation. At this time, however, neither Holdco nor Berkshire Gas can predict the likelihood, timing or impact of such actions.

      Following the restructuring, Holdco will be subject to the reporting requirements of the Exchange Act by virtue of having securities registered thereunder.

Holdco's Declaration of Trust and Comparative Shareholders' Rights

      Holdco has been organized under Chapter 182 of the Massachusetts General Laws as an unincorporated voluntary association with transferable shares of beneficial interest, commonly referred to as a "Massachusetts business trust." Holdco was organized as a Massachusetts business trust, rather than a corporation, primarily because of the potential Massachusetts income tax savings to the trust. While a publicly traded parent holding company formed as a Massachusetts business trust would be taxed as a corporation for federal tax purposes, it would not be treated as a corporation for Massachusetts tax purposes and therefore would not be subject to tax with respect to its income or net worth under the Massachusetts corporate excise, or subject to the utility franchise tax on income. Although Massachusetts business trusts are generally subject to the Massachusetts personal income tax, the personal income tax does not apply at the entity level to a Massachusetts business trust that qualifies as a "holding company" under Massachusetts law (the Board of Directors of Berkshire Gas currently intends to operate Holdco so that it will so qualify). Instead, dividends paid by such a trust would generally be subject to tax. This entity-level tax treatment contrasts with the Massachusetts tax treatment of a parent corporate holding company, which would be subject to a tax on 5% of dividends received from subsidiaries and on 100% of any other income (in each case after apportionment, which in the case of a holding company for Berkshire Gas, would likely be, at least initially, at or near 100% in Massachusetts) at the rate of 9.5%. In Massachusetts, corporate holding companies are also subject to a "net worth" tax. The Board of Directors and management of Berkshire Gas believe that the extent of potential savings associated with organizing Holdco as a Massachusetts business trust could be significant since they depend, in large part, upon the amount and nature of any dividends received by Holdco from Berkshire Gas. As previously described, at least initially, dividends from Berkshire Gas and from a subsidiary of Holdco that will engage in propane operations will be Holdco's primary sources of income for the payment of dividends to its shareholders.

      The following summary should be read in the context of, and is qualified by reference to, Holdco's Declaration of Trust (the "Declaration of Trust") and Holdco's By-laws, copies of which substantially in the form they will be in as of the effective date of the Merger are attached as Appendices B and C, respectively, to this Proxy Statement/Prospectus and incorporated herein by reference.

      The rights of holders of Berkshire Gas Common Stock are governed by Chapter 164 of the Massachusetts General Laws governing electric and gas utilities, and by Berkshire Gas' Articles of Organization and By-laws. If the Merger is consummated, the rights of the present holders of Berkshire Gas Common Stock thereafter will be determined by Holdco's Declaration of Trust and By-laws. Except as noted below, the rights of holders of Holdco Common Shares will be largely the same as the present rights of the holders of Berkshire Gas Common Stock.

      Pursuant to certain decisions of the Massachusetts courts, shareholders who exercise too much control over the affairs of a

Massachusetts business trust may be held personally liable as partners for the obligations of a trust to the extent not satisfied by the trust, with respect to tort claims, contract claims (where shareholder liability is not negated as described below), claims for taxes and certain statutory liabilities. Even if, however, Holdco were held to be a partnership, the possibility of its shareholders incurring personal liability is remote because (a) Holdco's Declaration of Trust contains an express disclaimer of shareholder liability for the obligations of Holdco, requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Holdco and provides that no person has authority to enter into an agreement, obligation or instrument except in accordance with those requirements, (b) most of Holdco's operations will be conducted by incorporated subsidiaries such that the activities of Holdco will be limited to the ownership of securities rather than the operation of physical assets
(c) Holdco will maintain insurance against tort liability, and (d) Holdco's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of Holdco.

      Holdco's Declaration of Trust provides that the property and affairs of Holdco will be held and managed by its trustees who will have all of the powers and authority necessary and convenient to carry out Holdco's business. The trustees may appoint officers and agents to carry out Holdco's business. See "Proposal Regarding Plan of Restructuring -- Trustees and Management of Holdco." The powers and responsibilities of the trustees and officers of Holdco will be comparable to those of directors and officers of a corporation with no material differences. The trustees will be selected by a plurality of the vote of the holders of Holdco Common Shares properly cast at an annual meeting.

      Holdco's Declaration of Trust includes "super-majority" and "classified board" provisions comparable to those adopted by Berkshire Gas' shareholders (see "Proposal Regarding Plan of Restructuring -- Holdco Common Shares" below) and comparable indemnification and limitations on directors' liability provisions (applicable to the trustees) that were adopted by Berkshire Gas' shareholders to enhance Berkshire Gas' ability to attract and retain qualified directors and officers.

      Under Chapter 164, Berkshire Gas may be merged with another utility subject to Chapter 164 upon a two-thirds vote of each class of stock outstanding and entitled to vote on the matter, and the approval of the Massachusetts DTE. Subject to the "super-majority" provisions in the Declaration of Trust, Holdco, like a Massachusetts business corporation, may be merged with another trust or corporation, or terminated and liquidated, upon a two-thirds vote of the shares outstanding and entitled to vote thereon (except that a change of form into another trust or into a corporation may be done on approval of a majority of the common shareholders).

      Under Chapter 164, shareholders of an natural gas utility company have no appraisal rights. Similarly, Holdco's Declaration of Trust provides that shareholders shall have no appraisal rights.

      Under Chapter 164, the Articles of Organization of Berkshire Gas may be amended upon a majority vote of the common shareholders, except with respect to certain provisions requiring a two-thirds vote of Berkshire Gas' common shareholders. The Holdco Declaration of Trust may be amended by a written instrument signed by a majority of the trustees then in office if such amendment has been authorized by a majority vote of Holdco's common shareholders, and such other vote, if any, as may be required by the rights and preferences relating to any class or series of shares provided that amendments which, in the judgment of the trustees, are of a fundamental character must be approved by a vote of the holders of a majority of the shares outstanding and entitled to vote thereupon. In addition, the "classified board" provisions can only be amended upon a vote of 75% of the outstanding Holdco Common Shares unless such amendment is authorized or recommended by at least two-thirds of the trustees. Certain other provisions cannot be changed without a two-thirds vote as provided in the Declaration of Trust. Amendments for the purpose of changing the name of Holdco or of supplying any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained in the Declaration of Trust shall not require authorization by vote of the shareholders.

      Under Massachusetts law, the authority to adopt, amend or repeal the bylaws of a Massachusetts corporation is in the shareholders; provided that if authorized by the Articles of Organization, the By-laws may provide that the directors may also make, amend or repeal the bylaws. Berkshire Gas' By-laws provide such authority to the Board of Directors. Holdco's Declaration of Trust, among other provisions, authorizes the trustees to adopt By-laws in order to fix the fiscal year; regulate the affairs of the trustees, including provisions for the nomination thereof; provide for such committees as the trustees shall deem appropriate, including an executive committee which shall be vested with all of the powers and authorities of the trustees when the trustees are not in session; provide for the appointment of a chairman of the trustees, a president, one or more vice presidents, a treasurer, a secretary and such other officers as the trustees may deem appropriate, and the manner of their appointment and removal, and their respective powers and duties; provide for the appointment of transfer agents or officers and registrars, and contain such further provisions relating to the above matters or otherwise, incidental or in addition to but not inconsistent with the provisions of the Declaration of Trust, as the trustees shall deem appropriate. The By-laws may only be amended by the trustees.

      Under Massachusetts law and Berkshire Gas' By-laws, the Board of Directors can act without a meeting only by unanimous written consent. Under Holdco's Declaration of Trust, the trustees may act without a meeting only by unanimous written consent of the trustees.

      As with a Massachusetts business corporation, Holdco's Declaration of Trust provides that no action may be brought by a shareholder on behalf of Holdco unless a prior demand regarding such matter has been made on the trustees and the shareholders.

      Holdco's Declaration of Trust, like the Articles of Organization of Berkshire Gas, contains certain provisions that may be viewed as having an anti-takeover effect, including provisions establishing classes of trustees and requiring a super-majority vote of the disinterested shareholders to approve certain business transactions. Holdco is also subject to Chapter 110F of the Massachusetts General Laws, which, in general, provides that for three years after an acquiror has purchased 5% or more of the stock of a company, the acquiror may not complete the acquisition through merger, sell or pledge the assets of the company, or engage in other self-dealing transactions. The Holdco Declaration of Trust will also contain a provision (substantially the same as provisions of Massachusetts law currently applicable to Berkshire Gas) allowing the trustees to consider various constituencies and community and societal considerations, as well as the long-term and short-term interests of the company, in determining what he or she reasonably believes to be in the best interests of the Holdco.

Holdco Common Shares

      Holdco will issue shares of beneficial interest, referred to in this Proxy Statement as "Holdco Common Shares," and may in the future issue other equity and debt securities. The initial authorized capital stock of Holdco will be 10,000,000 common shares, without par value, and 1,000,000 preferred shares, par value $100 per share. The authorized capital shares may be issued from time to time by the trustees without the necessity of obtaining further consent of the shareholders or any approvals from the Massachusetts DTE. Holdco capital shares may be issued for money, services or property, or as a distribution to shareholders, and upon such terms as the trustees may in their absolute discretion determine. Upon consummation of the Merger, the number of outstanding Holdco Common Shares will be the same as the number of outstanding shares of Berkshire Gas Common Stock immediately prior to the Merger and no Holdco preferred shares will be outstanding.

      Holdco preferred shares may be issued by the trustees in one or more classes or series within a class and shall have such designations, preferences, voting rights, voting powers, full or limited, or no voting rights, participating, optional or other special rights, and such preferences, relative rights, qualifications, limitations or restrictions, all as may be determined by the trustees. Authorization of preferred shares in addition to the 1,000,000 shares initially authorized in the Declaration of Trust requires the vote of the holders of two-thirds of the shares outstanding and entitled to vote thereon. Under current provisions of the Holding Company Act, and the rules and regulations thereunder, issuance of Holdco preferred shares may be restricted.

      The holders of the Holdco Common Shares, subject to any prior rights or preferences of Holdco preferred shares outstanding at the time, will be entitled to such dividends thereon as the trustees in their discretion lawfully declare (see "Proposal Regarding Plan of Restructuring -- Dividend Policy" above) and will be vested with all voting rights. Each Holdco Common Share will be entitled to one vote. The Holdco Common Shares will not have cumulative voting rights in the election of trustees. In the event of voluntary or involuntary liquidation or dissolution, the holders of the Holdco Common Shares, subject to any prior rights or preferences of Holdco preferred shares outstanding at the time, will share ratably in the assets of Holdco. Holdco will have no right to call the Holdco Common Shares for redemption. The holders of the Holdco Common Shares will have no preemptive rights to subscribe to additional shares issued by Holdco.

      Holdco has no agreement, understanding or plan for the issuance of any Holdco Common Shares, except in connection with the proposed Merger and except in connection with Holdco's assumption of Berkshire Gas' Share Owner Dividend Reinvestment and Stock Purchase Plan, or any Holdco preferred shares. Holdco may issue and sell Holdco Common Shares in connection with the acquisition of stock or assets of other companies, to finance expenditures, additions and improvements to the property of Berkshire Gas or any of its subsidiaries, which have not been financed with other permanent securities and for other corporate purposes, or to repay or refinance outstanding indebtedness. Dividend requirements and any redemption, sinking fund or conversion provisions pertaining to Holdco preferred shares, if authorized and issued, may have an adverse effect on the availability of earnings for distribution to holders of the Holdco Common Shares and for use
with respect to other corporate purposes.   See also "Proposal Regarding
Plan of Restructuring -- Share Owner Dividend Reinvestment and Stock Purchase Plan" below for information concerning Holdco's intention to issue additional Holdco Common Shares pursuant to such plan.

Trustees and Management of Holdco

      The current directors of Berkshire Gas will be the trustees of Holdco upon the completion of the restructuring plan. In approving the restructuring, shareholders will be considered to have ratified the election of the following persons, now serving as directors of Berkshire Gas, as trustees of Holdco:

      Class A Trustees whose terms expire at the 2000 Annual Meeting.

              Paul L. Gioia
              Franklin M. Hundley
              Scott S. Robinson

      Class B Trustees whose terms expire at the 1998 Annual Meeting.

              George R. Baldwin
              John W. Bond

      Class C Trustees whose terms expire at the 1999 Annual Meeting.

              James R. Keys
              Robert B. Trask

The officers of Holdco, each of whom currently holds a comparable office in Berkshire Gas, are as follows:

Name                   Office
----                   ------

Scott S. Robinson      President and Chief Executive Officer
Michael J. Marrone     Vice President, Treasurer and Chief Financial Officer
Cheryl M. Clark        Secretary

Initially, Holdco does not expect to have any employees of its own and does not expect to render services to Berkshire Gas or any other subsidiary, although it may do so in the future.

      Following the restructuring and subject to their continuing qualification for such office, the present officers of Berkshire Gas will, at least initially, continue to hold their present offices and enjoy substantially the same remuneration and employee benefits now afforded. Following the restructuring, most of the present members of Berkshire Gas' Board of Directors will resign. Michael J. Marrone and Robert M. Allessio, currently officers of Berkshire Gas, will be elected to serve on the Board of Directors of Berkshire Gas with Scott S. Robinson. Separate Boards of Directors and officers will be appointed for the management services company, the subsidiary for propane operations and any other subsidiary company established to pursue non-regulated market opportunities. Given that Holdco will be the sole Stockholder of Berkshire Gas and other subsidiary companies, the Trustees of Holdco will have authority to vote such shares and to elect the directors of Berkshire Gas and any other subsidiary company. See "Proposed Regarding Plan of Restructuring -- The Restructuring."

No Appraisal Rights

      Under Massachusetts law governing the proposed Merger, neither a dissenting holder of Berkshire Gas Common Stock nor the holders of Berkshire Gas 4.8% Cumulative Preferred Stock has a right to demand payment of the fair value of his or her shares if the Merger is consummated.

Share Owner Dividend Reinvestment and Stock Purchase Plan

      Following the effectiveness of the restructuring, Holdco will assume Berkshire Gas' existing Share Owner Dividend Reinvestment and Stock Purchase Plan. Participants in such plan will continue to be able to make initial purchases of Holdco Common Shares, reinvest their dividends on Holdco Common Shares to purchase additional Holdco Common Shares and to make optional payments to acquire additional Holdco Common Shares.

Price Range of Berkshire Gas Common Stock

      The Company's Common Stock is traded on the NASDAQ-NMS and quoted through the NASDAQ System. The table below sets forth the high and low average of the bid and asked prices for shares of the Company's Common Stock, as reported by the National Quotation Bureau, Incorporated, for the periods indicated.

                                     High         Low
                                     ----         ---

1996:     First Quarter             $16-3/4     $15
          Second Quarter             16          14-3/4
          Third Quarter              16-3/4      14-7/8
          Fourth Quarter             18          15-1/4

1997:     First Quarter              17-1/2      15-1/4
          Second Quarter             16          15
          Third Quarter              17-3/8      15-1/4
          Fourth Quarter             23-1/2      16-1/4

1998:     First Quarter              23-1/2      21-1/2
          (through February 18,
          1998)

      These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions. The daily high and low sales prices on February 18, 1998 were $22-7/8 and $22-1/2, respectively.

Stock Ownership by Directors and Executive Officers

      The following table sets forth the number of shares of Berkshire Gas Common Stock beneficially owned as of January 31, 1998 by each director of Berkshire Gas as well as the executive officers named in the Summary

Compensation Table of the proxy statement for Berkshire Gas' 1997 annual meeting, and the directors and executive officers of Berkshire Gas as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting power and sole investment power.


                                                                   Percentage of Shares
                                        Shares of Common Stock     of Common Stock
                                        Beneficially Owned         Outstanding as
      Name of Beneficial Owner          as of January 31, 1998*    of January 31, 1998**
      ------------------------          -----------------------    ---------------------

      George R. Baldwin                        2,221                        .10%
      John W. Bond                             4,136 (1)                    .18
      Paul L. Gioia                            3,568 (2)                    .16
      Les H. Hotman                              220                        .01
      Franklin M. Hundley                      2,642                        .11
      James R. Keys                            1,185                        .05
      Michael J. Marrone                       1,195                        .05
      Scott S. Robinson                        6,591 (3)                    .29
      Robert B. Trask                          8,945 (4)                    .39

      All directors and officers of
      Berkshire gas, 10 persons as a
      group                                   30,895 (5)                   1.36

<F*>  As used in this Proxy Statement/prospectus, "beneficial ownership"
      means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the Common Stock of Berkshire Gas. Except as indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.
<F**> As of January 31, 1998 there were 2,269,820 shares of Berkshire Gas
      Common Stock outstanding.
<F1>  Includes 273 shares held Mr. Bond's spouse, who has sole voting and investment power over such shares.
<F2>  All of Mr. Giola's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F3>  Comprised of 6,145 shares are held in trust, for which Mr. Robinson and his spouse are joint Trustees, with shared voting and investment power.
<F4>  6,045 of Mr. Trask's shares are held jointly with his spouse, with shared voting and investment power over such shares.  2,900 of Mr.
      Trask's shares are owned by a private, non-profit foundation of which Mr. Trask is a trustee.
<F5>  Aggregate record or imputed beneficial ownership, with sole or shared voting and investment power.

Transfer Agent and Registrar

      The State Street Bank and Trust Company, the Transfer Agent and Registrar of the Berkshire Gas Common Stock, will serve in the same capacities for the Holdco Common Shares.

Financial Statements

      No consolidated financial statements of Holdco and its subsidiary are presented herein since Holdco presently has no assets or liabilities other than the stock of Mergeco, and any pro forma consolidated financial statements of Holdco would reflect no change from the financial statements of Berkshire Gas prior to implementation of the restructuring plan.

Legal Opinion

      The validity of the Holdco Common Shares to be issued upon consummation of the Merger is being passed upon by Rich, May, Bilodeau & Flaherty, P.C., 294 Washington Street, Boston, Massachusetts 02108.
Franklin M. Hundley, Of Counsel to Rich, May, Bilodeau & Flaherty, P.C., and formerly a Managing Director of such firm, is Chairman of the Board of Berkshire Gas.

Experts

      The financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997 and the Berkshire Gas Company's Annual Report to Shareholders for the year ended June 30, 1997 have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                OTHER MATTERS

Voting Procedures

      Consistent with state law and under Berkshire Gas' Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Special Meeting will be counted by persons appointed by Berkshire Gas to act as election inspectors for the meeting.

      The Proposal Regarding Plan of Restructuring requires the affirmative vote of two-thirds of the outstanding Berkshire Gas Common Stock. The election inspectors will count the total number of votes cast "for" approval of the Proposal Regarding Plan of Restructuring for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. For purposes of the Proposal Regarding Plan of Restructuring, abstentions and broker non-votes have the effect of votes cast against the proposal.

Adjournment of Meeting

      If sufficient votes in favor of the proposal set forth in the Notice of Special Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposal. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposal. They will vote against any such adjournment those proxies required to be voted against such proposal. Berkshire Gas will pay the costs of any additional solicitation and of any adjourned session.

Independent Accountants

      Representatives of Deloitte & Touche, LLP, Berkshire Gas' independent accountants, will not be present at the Special Meeting.

Proposals of Shareholders

      Shareholders' proposals intended to be presented at the 1998 Annual Meeting must be received by the Office of the Clerk of The Berkshire Gas Company, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 by June 6, 1998.

Other Business

      The management has no reason to believe that any other business will be presented at the Special Meeting, but if any other business shall be properly presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

      The greater part of the stock of Berkshire Gas is widely held in small lots. It is important, therefore, in order to secure representation at the Special Meeting of the number of shares necessary to take action, that all shareholders who cannot be present in person, however small their holdings, fill in, sign and return the enclosed proxy without delay to State Street Bank and Trust Company, Corporate Services Department, P.O. Box 592, Boston, MA 02102. A self-addressed, stamped envelope is enclosed for this purpose.

      SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IF YOU PLAN TO ATTEND, PLEASE SO INDICATE ON THE ENCLOSED PROXY CARD.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.   Indemnification of Trustees and Officers.

      Holdco's Declaration of Trust (the "Declaration Trust") provides that, to the extent legally permissible, each of Holdco's Trustees and officers shall be indemnified by the Trust estate against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a Trustee or officer, except with respect to any matter as to which such person shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Holdco.

      In discharging his or her duties, a Trustee or officer of Holdco, when acting in good faith, shall be fully protected in relying upon the books of account of Holdco or of another organization in which he or she serves as contemplated by the indemnification provisions of the Declaration of Trust, reports made to the Company or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Trustees or similar governing body of such other organization, or upon other records of the Holdco or of such other organization. The rights of indemnification provided in the Declaration of Trust shall not be exclusive of or affect any other rights to which any Trustee or officer may be entitled and such rights shall inure to the benefit of his or her successors, heirs, executors, administrators and other legal representatives. As used in this provision, the terms "Trustee" and "officer" include persons who serve at the request of Holdco as directors, officers, or trustees of another organization in which Holdco has any direct or indirect interest as a shareholder, creditor or otherwise.

      Expenses, including counsel fees, reasonably incurred by any Trustee or officer with respect to the defense or disposition of any action, suit or proceeding referred to in the indemnification provisions of the Declaration of Trust may be advanced by Holdco prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he or she is entitled to indemnification. Nothing contained in this provision shall affect any rights to indemnification to which Holdco personnel other than Trustees and officers may be entitled by contract or otherwise under law. No Trustee shall be obligated to give any bond or other security for the performance of any of his or her duties.

      Holdco maintains a policy of insurance covering Trustees' and officers' liability and reimbursement of Holdco for indemnification of a Trustee or officer. The policy covering Trustees' and officers' liability provides for payment on behalf of a Trustee or officer of any Ultimate Net Loss (defined to include among other things damages, judgments, settlements, costs and expenses) arising from claims against such Trustee or officer by reason of any Wrongful Act (as defined therein) subject to certain exclusions.

Item 21.   Exhibits and Financial Statement Schedules.

      The following exhibits are being filed herewith:

EXHIBIT
NUMBER    DESCRIPTION OF DOCUMENT
------    -----------------------

2.1 Agreement and Plan of Merger dated as of February 19, 1998 (attached as Appendix A).

3.1.1  Declaration of Trust of Berkshire Energy Resources (attached as
       Appendix B).

3.1.2  By-laws of Berkshire Energy Resources (attached as Appendix C).

5.1 Opinion of Rich, May, Bilodeau & Flaherty, P.C. as to the legality of the securities being issued.

8.1 Form of Opinion of Rich, May, Bilodeau & Flaherty, P.C. as to certain federal income tax consequences of the Merger.

13.1 Annual report to Berkshire Gas' shareholders on Form 10-K for the year ended June 30, 1997 (and Berkshire Gas' Annual Report to Shareholders for the year ended June 30, 1997 incorporated therein).

13.2   Berkshire Gas' definitive Proxy Statement filed with SEC on October
       3, 1997.

13.3 Quarterly report to Berkshire Gas' shareholders on Form 10-Q for the quarter ended September 30, 1997.

13.4 Quarterly report to Berkshire Gas' shareholders on Form 10-Q for the quarter ended December 31, 1997.

23.1 Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in its Opinions filed as Exhibits 5.1 and 8.1, respectively).

23.2   Consent of Deloitte & Touche, LLP.

99.1   Form of Proxy.


Item 22.   Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) That, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (4) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
 In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                 SIGNATURES


      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield,

Commonwealth of Massachusetts, on February 24, 1998.

                                       BERKSHIRE ENERGY RESOURCES


                                       /s/ Scott S. Robinson
                                       _____________________________
                                       Scott S. Robinson
                                       President and Chief Executive Officer


      Each person whose signature appears below hereby authorizes each of Scott S. Robinson and Michael J. Marrone with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Scott S. Robinson and Michael J. Marrone with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on February 24, 1998 by the following persons in the capacities.


Signature                              Capacity
---------                              --------

/s/ Scott S. Robinson
___________________________________
Scott S. Robinson                      Trustee, President, Chief Executive
                                        Officer (principal executive
                                       officer)


/s/ Michael J. Marrone
___________________________________
Michael J. Marrone                     Trustee, Vice President, Treasurer,
                                       Chief Financial Officer (principal
                                       financial and accounting officer)


/s/ Cheryl M. Clark
___________________________________
Cheryl M. Clark                        Trustee, Secretary

                              INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT                                           PAGE
------   -----------------------                                           ----

2.1      Agreement and Plan of Merger dated as of
         February 19, 1998 (attached as Appendix A).                         48

3.1.1    Declaration of Trust of Berkshire Energy Resources
         (attached as Appendix B).                                           56

3.1.2    By-laws of Berkshire Energy Resources (attached as
         Appendix C).                                                        84

5.1      Opinion of Rich, May, Bilodeau & Flaherty, P.C.
         as to the legality of the securities being issued.                  90

8.1      Form of Opinion of Rich, May, Bilodeau &
         Flaherty, P.C. as to certain federal income
         tax consequences of the Merger.                                     91

13.1     Annual report to Berkshire Gas' Shareholders
         on Form 10-K for the year ended June 30, 1997 (and Berkshire
         Gas' Annual Report to Shareholders for the year ended June 30,
         1997 incorporated therein).                                         93

13.2     Berkshire Gas' definitive Proxy Statement filed with the SEC
         on October 3, 1997.                                                154

13.3     Quarterly report to Berkshire Gas' shareholders on Form 10-Q
         for the quarter ended September 30, 1997.                          169

13.4     Quarterly report to Berkshire Gas' shareholders on Form 10-Q
         for the quarter ended December 31, 1997.                           183

23.1     Consent of Rich, May, Bilodeau & Flaherty, P.C.
         (included in its Opinions filed as Exhibits 5.1
         and 8.1, respectively).                                              -

23.2     Consent of Deloitte & Touche, LLP.                                 199

99.1     Form of Proxy.                                                     200